Registration No. 333-255977

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8 REGISTRATION STATEMENT NO. 333-255977
UNDER
THE SECURITIES ACT OF 1933

SQUARESPACE, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-0375811
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

225 Varick Street, 12th Floor New York, New York
10014
(Address of Principal Executive Offices)	(Zip Code)

Squarespace, Inc. Amended 2008 Equity Incentive Plan
Squarespace, Inc. Amended and Restated 2008 Equity Incentive Plan
Squarespace, Inc. 2021 Equity Incentive Plan
Squarespace, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Anthony Casalena
Chief Executive Officer
Squarespace, Inc.
225 Varick Street, 12th Floor
New York, New York 10014
(646) 580-3456
(Name, address, and telephone number, including area code, of agent for service)

Copies to:

Courtenay O’Connor Jessica Krasner Squarespace, Inc. 225 Varick Street, 12th Floor New York, New York 10014 Tel: (646) 580-3456	Allison R. Schneirov Ryan J. Dzierniejko Christopher M. Barlow Daniel L. Luks Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 Tel: (212) 735-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐
s
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-8 (the “Registration Statement”) filed by Squarespace, Inc. (“Squarespace”) with the Securities and Exchange Commission (the “SEC”):

•
Registration Statement No. 333-255977, filed with the SEC on May 10, 2021, relating to the registration of (i) 19,250,000 shares of Class A common stock, $0.0001 par value per share, of Squarespace (“Class A Shares”) under Squarespace’s 2021 Equity Incentive Plan, (ii) 2,700,000 Class A Shares under Squarespace’s 2021 Employee Stock Purchase Plan, (iii) 1,547,691 Class A Shares under Squarespace’s Amended 2008 Equity Incentive Plan, (iv) 1,905,003 Class A Shares under Squarespace’s Amended and Restated 2008 Equity Incentive Plan, (v) 1,547,691 shares of Class B common stock, $0.0001 par value per share, of Squarespace (“Class B Shares”) under Squarespace’s Amended 2008 Equity Incentive Plan, and (vi) 1,905,003 Class B Shares under Squarespace’s Amended and Restated 2008 Equity Incentive Plan.

On October 17, 2024, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger, dated as of September 9, 2024 (the “Merger Agreement”), by and among Spaceship Purchaser, Inc., a Delaware corporation (“Parent”), Spaceship Group MergerCo, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”, and together with Parent, the “Buyer Parties”), and Squarespace, Inc., a Delaware corporation (the “Company”), Parent completed its acquisition of the Company through a cash tender offer by Merger Sub (the “Offer”) to purchase all of the outstanding shares of Company Common Stock, followed by the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), on the terms and subject to the conditions set forth in the Merger Agreement.

As a result of the Merger, Squarespace has terminated all offerings and sales of securities pursuant to the Registration Statement. In accordance with an undertaking made by Squarespace in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance under the Registration Statement that remain unsold at the termination of such offering, Squarespace hereby removes from registration all of such securities registered but remaining unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on October 17, 2024.

Squarespace, Inc.

By:	/s/ Courtenay O’Connor
Name:	Courtenay O’Connor
Title:	General Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance on Rule 478 of the Securities Act of 1933.